Exhibit 2

WARRANT PURCHASE AGREEMENT

This WARRANT PURCHASE AGREEMENT, dated effective as of November 19, 2009 (this “Agreement”), is entered into by and between Patient Safety Technologies, Inc., a Delaware corporation (the “Company”), and Cardinal Health, Inc. (“Investor”).

RECITALS

1. On even date herewith, the Company and a wholly-owned subsidiary of Investor are entering into a Supply and Distribution Agreement (the “Distribution Agreement”).

2. In connection therewith, the Company and the Investor desire that the Company issue to Investor certain Warrants to purchase Common Stock of the Company (“Common Stock”) and enter into an ancillary Registration Rights Agreement with Investor.

3. The Company and Investor desire to enter into this Agreement to provide for the acquisition of such Warrants by Investor from the Company and the Company’s issuance to Investor of such Warrants, all on the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase. Subject to the terms and conditions hereof, the Company and Investor agree as follows:

(a) Warrants Acquisition. Investor hereby acquires two separate Warrants, both in form and substance attached hereto as Exhibit A, to acquire 1,250,000 shares of Common Stock and 625,000 shares of Common Stock, respectively, at exercise prices of $2.00 per share and $4.00 per share, respectively (each a “Warrant” and collectively, the “Warrants”), in consideration of the parties entering into the Distribution Agreement.

(b) Registration Rights Agreement. In connection with the issuance of the Warrants, the Company and Investor are entering into the Registration Rights Agreement in form and substance attached hereto as Exhibit B (the “Registration Rights Agreement”).

(c) Delivery. The sale and acquisition of the Warrants (the “Closing”) shall be held at such place and time on the date hereof as the Company and Investor may determine in connection with the execution of the Distribution Agreement (the “Closing Date”). At the Closing, the Company shall issue to Investor the Warrants duly executed and registered in the name of Investor (and countersigned by Investor if required by the Company). At the Closing, the Company and Investor also shall each execute and deliver to the other the Distribution Agreement and Registration Rights Agreement (collectively, together with this Agreement, the “Transaction Agreements”). The total amount of shares of Common Stock and other securities issuable upon exercise of the Warrants are hereinafter referred to as the “Conversion Stock.” The Warrants and the Conversion Stock are hereinafter collectively referred to as the “Securities.”

2. Representations and Warranties of the Company. Except as set forth in the Disclosure Letter delivered to Investor concurrently herewith (the “Disclosure Letter”) and the SEC Reports (as defined Section 2(h) below) filed since December 31, 2007 (excluding the schedules (but not exhibits attached or referenced therein) and any disclosures only set forth in the risk factor section or forward looking statements contained therein), which Disclosure Letter and SEC Reports shall be deemed a part hereof and shall qualify any representation made herein to the extent such qualification is reasonably apparent on its face, the Company hereby makes the following representations and warranties to Investor:

(a) Subsidiaries. The Company has one subsidiary, SurgiCount Medical, Inc., a California corporation (the “Subsidiary”). The Company owns, directly or indirectly, all of the capital stock or other equity of the Subsidiary free and clear of any liens, claims, charges or encumbrances and all of the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Each of the Company and the Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor the Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any of the Transaction Agreements, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any of the Transaction Agreements (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no action, claim, suit, investigation or proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Agreements and otherwise to carry out its obligations thereunder. The execution and delivery of the Transaction Agreements and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the Company, its Board of Directors or the Company’s stockholders in connection therewith. The Transaction Agreements have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation by the Company of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s or the Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of the Company or the Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or the Subsidiary is a party or by which any property or asset of the Company or the Subsidiary is bound or affected, or (iii) subject to the Required Approvals (as defined below), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or the Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or the Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Agreements, other than (i) the filing with the Securities & Exchange Commission (the “SEC”) of any registration statement required under the Registration Rights Agreement, and (ii) the filing of a Form 8-K and Form D with the SEC and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Agreements, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, claims, charges and encumbrances other than restrictions on transfer provided for in this Agreement and applicable state and federal securities laws.

(g) Capitalization. The capitalization of the Company is as set forth in Section 2.1(g) of the Disclosure Letter. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as a result of the acquisition of the Securities and as otherwise disclosed in the Disclosure Letter and SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or the Subsidiary is or may become bound to issue additional shares of Common Stock. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any person (other than Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal, state and foreign securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of the Company and the Subsidiary as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities incurred in the ordinary course of business that are not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash, other than dividends related to the Company’s Series A Preferred Stock, or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans or written compensation arrangements or pursuant to a private placement of securities.

(j) Litigation. Except as set forth on Schedule 3.1(j), there is no action, suit, or proceeding pending or, to the knowledge of the Company, threatened against the Company, the Subsidiary or any of their respective properties or assets before or by any court or governmental agency (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Agreements or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to have a material adverse effect against the Company. Neither the Company nor the Subsidiary, nor to the actual knowledge of the officer signing this Agreement, any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty in connection with the Company. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or, to the actual knowledge of the officer signing this Agreement, any current director or officer of the Company.

(k) Compliance. Neither the Company nor the Subsidiary (i) is in violation of any order of any court or governmental agency, or (ii) is in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in those circumstances under either (i) or (ii) above where such violation has not caused a material adverse effect against the Company.

(l) Patents and Trademarks. Neither the Company nor the Subsidiary has received any written notice that any of the patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports as used by the Company or the Subsidiary violates or infringes upon the intellectual property rights of any person.

(m) Private Placement. Assuming the accuracy of Investor’s representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to Investor as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the trading market on which the Common Stock is listed or quoted for trading (the “Trading Market”).

(n) No Integrated Offering. Assuming the accuracy of Investor’s representations and warranties set forth in Section 3, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market.

3. Representations and Warranties of Investor. Investor represents and warrants to the Company as of the Closing as follows:

(a) Binding Obligation. Investor has full legal capacity, power and authority to execute and deliver the Transaction Agreements and to perform its obligations thereunder. Each of the Transaction Agreements executed by Investor is a valid and binding obligation of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The execution, delivery, and performance of the Transaction Agreements have been duly authorized by Investor.

(b) No Transfer or Assignment of Securities or Claims. Investor has not sold, assigned, transferred or exercised any of the Securities to be issued to Investor, and has not transferred or assigned any claim, right or interest associated therewith.

(c) Investment Intent; Capacity to Protect Securities. Investor is purchasing or will purchase, as applicable, the Securities solely for its own account for investment and not with a view to or for sale in connection with any distribution of the Securities or any portion thereof, and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction registered under the Securities Act or exempt from registration under the Securities Act. Investor also represents that the entire legal and beneficial interest of the Securities is being purchased, and as of the date hereof will be held, for Investor’s account only, and neither in whole or in part for any other person.

(d) Accredited Investor. Investor is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(e) Information Concerning the Company. Investor has heretofore discussed the Company’s plans, operations and financial condition with the Company and the Company’s officers and has heretofore received all such information as Investor has deemed necessary and appropriate to enable Investor to evaluate the financial risk inherent in making an investment in the Securities, and Investor has received information satisfactory to Investor concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(f) Economic Risk. Investor realizes that the purchase of the Securities will be a highly speculative investment and involves a high degree of risk, and Investor is able, without impairing Investor’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on its investment.

(g) Risk Factor Disclosure. Investor has reviewed the Company’s SEC Reports, including without limitation, the risk factor disclosure contained therein.

(h) Advice of Counsel and Tax Advisors. Investor has obtained, or has had the opportunity to obtain, the advice of independent legal and tax counsel with respect to this Agreement and all legal and tax matters relating hereto or arising in connection herewith.

(i) Restricted Securities. Investor understands and acknowledges that:

(i) The Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Investors’ investment intent as expressed herein. Investor understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if Investor’s representations of present intent are predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a fixed period in the future; and

(ii) The Securities must be held indefinitely unless they are subsequently registered under the Act or unless an exemption from such registration is otherwise available. Investor further acknowledges and understands that the Company is under no obligation to register the Securities except as provided in the Registration Rights Agreement. In addition, Investor understands that, subject to Section 4(a) of this Agreement, any certificate or certificates evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company.

4. Covenants.

(a) Removal of Legend. Certificates evidencing the Conversion Stock shall not contain any legend (i) while a registration statement covering the resale of the Conversion Stock is effective under the Securities Act, or (ii) following any sale of the Conversion Stock pursuant to Rule 144, or (iii) if the Conversion Stock is eligible for sale without restriction under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall promptly cause its counsel to issue a legal opinion to its transfer agent if required by the transfer agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Conversion Stock or such Conversion Stock is being acquired pursuant to a cashless exercise and is eligible for sale under Rule 144 without restriction, such Conversion Stock shall be issued free of all legends. The Company agrees that at such time as a legend is no longer required hereunder, it will, no later than five business days following the delivery by Investor to the transfer agent of a certificate representing the Conversion Stock issued with a restrictive legend and simultaneous written notice to the Company (including the CEO, CFO and the Company’s outside counsel as set forth in the Notice Section to this Agreement) (such fifth business day, the “Legend Removal Date”), deliver or cause to be delivered to Investor a certificate representing such stock that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in the Transaction Agreements. As liquidated damages and Investor’s sole recourse for damages against the Company, the Company shall pay to Investor, in cash, as liquidated damages in full and not as a penalty, for each $1,000 of Conversion Stock (based on the Fair Market Value (as defined in the Warrants) of Common Stock on the date such Conversion Stock is submitted to the Company or its transfer agent) delivered for removal of the restrictive legend, $1 per business day for each business day after the Legend Removal Date (increasing to $2 per business day after the tenth business day following the date such damages have begun to accrue) until such certificate is delivered without a legend, unless the Company is disputing such legend removal in good faith. Notwithstanding the foregoing, unless the Company is disputing such legend removal in good faith, if the failure to deliver such certificate is the result of the Company’s willful action or omission, then Investor’s remedies shall not limited as set forth in the immediately preceding sentence.

(b) Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to Investor or that would be integrated with the offer or sale of the Securities to Investor for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

(c) Publicity. The Company and Investor shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor Investor shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Investor, or without the prior consent of Investor, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by any law or regulation or the regulations of the Trading Market or stock exchange on which such party’s capital stock is listed or quoted, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, Investor acknowledges and consents to the filing of and disclosure under any 8-K or other SEC periodic report (and any exhibits therein, including any Transaction Agreement) the Company files with the SEC upon the advice of its counsel in connection with the Transaction Agreements and the transactions contemplated thereunder.

(d) Listing of Common Stock. The Company agrees that if the Company applies to have the Common Stock traded on a Trading Market, and so long as the Company elects to have its Common Stock traded on a Trading Market, it will include in such application all of the Conversion Stock, and will take such other action as is necessary to cause all of the Conversion Stock to be listed on such Trading Market as promptly as possible.

5. Dispute Resolution.

(a) General Provisions.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement but not arising out of or relating to the Distribution Agreement (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Section 5, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Section 5 below.

(ii) Commencing with a request contemplated by Section 5(b) set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral, court or other proceeding for the resolution of any Dispute.

(iii) The specific procedures set forth in this Section 5 below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(iv) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 5 are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

(b) Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within 15 days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the individual who will represent that party and of any other person who will accompany that individual. The parties agree that such individuals shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 5(b). Such individuals will meet in person or by teleconference or video conference within 30 days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the parties are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.

(c) Mediation. If a Dispute is not resolved by negotiation as provided in Section 5(b) within 45 days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties shall (i) conduct the mediation in Chicago, Illinois, and (ii) select a mutually agreeable mediator from the CPR Panels of Distinguished Neutrals in the selected location. If the parties are unable to agree upon a mediator, the parties agree that CPR shall select a mediator from its panels consistent with its mediation rules. The parties shall agree to a mutually convenient date and time to conduct the mediation; provided that the mediation must occur within 30 days of the request unless a later date is agreed to by the parties in writing. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate an individual to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other representatives in the mediation process. At the commencement of the mediation, either party may request to submit a written mediation statement to the mediator. If a Dispute is not resolved by mediation pursuant to this section, the parties are free to pursue any relief not inconsistent with this Agreement. The parties agree that mediation pursuant to this section must precede the commencement of any formal action regarding a dispute, e.g., litigation, except that nothing in this provision will prohibit a party from seeking any injunctive relief to which it may be entitled. Nothing in this provision will prohibit a party from arguing that a failure to timely seek injunctive relief by the other demonstrates that there is no reasonable threat of immediate harm.

6. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of both the Company and Investor.

(b) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns. Venue for any litigation hereunder shall be in the applicable state or federal courts located in the State of Delaware.

(c) Survival. The representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of two (2) years. The covenants and agreements contained herein shall survive until fully performed.

(d) Successors and Assigns. The rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Entire Agreement. This Agreement together with the other Transaction Agreements constitute and contain the entire agreement among the Company and Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(f) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(g) Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(i) All correspondence to the Company shall be addressed as follows:

Patient Safety Technologies, Inc.

43460 Ridge Park Drive, Suite 140

Temecula, CA 92951

Attention: Steven H. Kane, President and Chief Executive Officer

Facsimile: 951.587.6237

with a copy to:

Reed Smith LLP

101 Second Street, Suite 2000

San Francisco, CA 94105

Attention: Donald C. Reinke

Facsimile: 415.391.8269

(ii) All correspondence to Investor shall be sent to Investor at the address set forth on the signature page hereto.

(h) Expenses. Each party shall be responsible for its own fees and expenses, incurred in connection with the preparation, execution and delivery of this Agreement and the other Transaction Agreements.

(i) Severability of this Agreement. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

(j) Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, the use of the plural form includes the singular, and the use of any gender includes any and all genders. As used herein, the word “person” means any natural person, general or limited partnership, corporation, association, limited liability company or other entity.

(k) Inclusive Language. As used herein, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or words of similar import are used in reference thereto).

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY: Patient Safety Technologies, Inc. a Delaware corporation

By:	/s/ Steven H. Kane
Signature

Print Name:	Steven H. Kane
Title:	President and CEO

CARDINAL HEALTH, INC.

By:	/s/ Michael Lynch

Print Name of Authorized Signatory: Michael Lynch

Title of Authorized Signatory: Chief Executive Officer, Medical Segment

EIN for Investor: 31-0958666

Email Address of Investor: —

Facsimile Number of Investor: (614) 757-6948

Address for Notice of Investor: 7000 Cardinal Place, Dublin, OH 43017

                                                Attn: Executive Vice President, General Counsel

Address for Delivery of Securities for Investor

(if not same as address for notice):    ___________________________________________________

                                                             __________________________________________________